Exhibit 10.5(a)

AMENDMENT TO

EMPLOYMENT AGREEMENT

AMENDMENT, dated as of December 31, 2008 (the “Amendment”), between Atlas America, Inc. a Delaware corporation (the “Company”), and Edward E. Cohen (“Executive”).

RECITALS

The Company and Executive previously entered into an Employment Agreement, dated as of May 14, 2004 (the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment with the Company;

The Company and Executive desire to amend the Employment Agreement to comply with the requirements of the section 409A of the Internal Revenue Code, as well as to make certain additional changes to the Employment Agreement; and

Section 11(a) of the Employment Agreement provides that the Employment Agreement may be amended upon written amendment approved by the board of directors of the Company and executed on its behalf by a duly authorized officer and by Executive.

NOW, THEREFORE, the Company and Executive hereby agree that, effective January 1, 2009, the Employment Agreement shall be amended as follows:

1. A new subsection (e) is hereby added to Section 1.9 of the Employment Agreement as follows:

“(e) Notwithstanding anything herein to the contrary, all payments made to Executive pursuant to the SERP and this Section 1.9, shall be made in accordance with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its corresponding regulations and the SERP established by the Company to provide payment of the SERP Retirement Benefit.”

2. The last sentence of Section 2.1(a) of the Employment Agreement is hereby amended to read as follows:

“In addition, Executive may initiate a termination of employment by resigning under this Section 2.1 for Good Reason (as defined in Section 4); provided, however, that Executive shall give the Company not less than thirty (30) days’ prior written notice of such resignation and the Company shall be given the opportunity to cure any condition susceptible to cure, as described in Section 4(c) below.”

3. Section 2.1(c)(ii) is hereby deleted and replaced with new Sections 2.1(c)(ii), (iii) and (iv) as follows:

“(ii) During the thirty-six (36)-month period following Executive’s date of termination (the “Separation Period”), Executive may elect continued health coverage under the Company’s health plan in which Executive participated at the date of termination, as in effect from time to time, provided that Executive shall be responsible for paying the full monthly cost of such coverage. The monthly cost shall be the premium determined for purposes of continued coverage under section 4980B(f)(4) of the Code (“COBRA Premium”) in effect from time to time.

(iii) The Company shall pay Executive a lump sum amount equal to the COBRA Premium cost of continued health coverage under the Company’s health plan for the Separation Period, less the premium charge that is paid by the Company’s employees for such coverage, as in effect on Executive’s date of termination. The cash payments under this subsection (iii) shall be increased by a tax gross up payment equal to Executive’s income and FICA tax imposed on the payment under this subsection (iii). Payment shall be made within fifteen (15) days after the date of termination.

(iv) The Company shall pay Executive a lump sum amount equal to the cost that the Company would incur for life insurance coverage (as calculated below) for the Separation Period as if Executive had continued in employment and participated in the Company’s life insurance plan, less the premium charge that is paid by active Company employees for such coverage as in effect at Executive’s date of termination. The monthly cost of life insurance coverage shall be calculated based on the Company’s monthly cost of such coverage on Executive’s date of termination. The cash payment under this subsection (iv) shall be increased by a tax gross up payment equal to Executive’s income and FICA tax imposed on the payment under this subsection (iv).”

4. Section 2.3 of the Employment Agreement is hereby amended in its entirety to read as follows:

“2.3 Disability. The Company may terminate Executive’s employment if Executive has been unable to perform the material duties of his employment for a period of one hundred eighty (180) days in any twelve (12) month period because of physical or mental injury or illness (“Disability”); provided, however, that the Company shall continue to pay Executive’s Base Salary until the Company acts to terminate Executive’s employment. Executive agrees, in the event of a dispute under this Section 2.3 relating to Executive’s Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive. If the Company terminates Executive’s employment for Disability, the Company shall pay to Executive an amount equal to three (3) times his Base Salary, as in effect on the date of his Disability, in a lump sum payment, within sixty (60) days following the date of termination. The three (3) year period following Executive’s date of termination shall be included as a portion of the Employment Term for the purpose of determining vesting of SERP benefits. In addition, upon such a termination, Executive shall be entitled to receive health coverage, and shall receive payments described in Section 2.1(c)(ii), (iii) and (iv) hereof. Executive shall also receive any amounts payable to him under the Company’s long-term disability plan. Payments paid under this Section shall not be reduced by any payments made directly to Executive by an insurance company. Executive shall also be entitled to any other amounts earned, accrued and owing but not yet paid under Section 1 above and any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company.”

5. Section 2.4 of the Employment Agreement is hereby amended in its entirety to read as follows:

“2.4 Death. If Executive dies while employed by the Company, the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any amounts earned, accrued and owing but not yet paid under Section 1 above and any benefits accrued and earned under the Company’s benefit plans and programs. The Company shall also pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, a death benefit equal to the Final Base Salary for a period of three (3) years. The death benefit described in the preceding sentence shall be paid in a lump sum payment, within sixty (60) days following the day on which Executive shall have died. In addition to the foregoing, the SERP provides that Executive or his beneficiary shall receive at least ten (10) years of the vested SERP Retirement Benefit, as set forth in more particularity in Paragraph 1.9 hereof. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.”

6. Section 2.6 of the Employment Agreement is hereby amended to read in its entirety as follows:

“2.6 Vesting of Equity. Upon any termination of this Agreement for any reason other than Cause, the vesting of all outstanding stock options, restricted stock units, and other equity grants with respect to securities of the Company and its subsidiaries and affiliates that were granted to Executive during his employment with the Company shall be accelerated to the later of immediately prior to the effective date of termination of this Agreement or six months after the date such equity grants were granted, and any provision contained in the agreements under which such equity grants were granted that is inconsistent with such acceleration is hereby modified to the extent necessary to provide for such acceleration; such acceleration shall not apply to any option or other equity that by its terms would vest prior to the date provided for in this paragraph. In addition, if Executive’s provision of services to any of Atlas Energy Resources, LLC, Atlas Pipeline Holdings, L.P., or Atlas Pipeline Partners, L.P., shall terminate (other than by such entity for Cause or by Executive other than for Good Reason), then all outstanding stock options, restricted stock units, and other equity grants with respect to the securities of such entity shall be accelerated to the later of immediately prior to the effective date of termination of this Agreement or six months after the date such equity grants were granted, and any provision contained in the agreements under which such equity grants were granted that is inconsistent with such acceleration is hereby modified to the extent necessary to provide for such acceleration; such acceleration shall not apply to any option or other equity that by its terms would vest prior to the date provided for in this paragraph.”

7. A new subsection (e) is hereby added to Section 2.7 of the Employment Agreement as follows:

“(e) Any Gross-Up Payment shall be paid by the Company to Executive not later than the date on which the related taxes are remitted to the applicable taxing authority, in accordance with section 409A of the Code.”

8. A new Section 2.9 is hereby added to the Employment Agreement as follows:

“2.9 Section 409A Payment Delay. Notwithstanding the foregoing, all payments that are subject to a six-month delay under section 409A of the Code shall be postponed as described in Section 19 below.”

9. The following sentence is hereby added to Section 3.2 of the Employment Agreement as follows:

“The Company shall be given the opportunity to cure any condition susceptible to cure as described in Section 4(c) below.”

10. The following paragraph is hereby added to the end of Section 4(c) as follows:

“Executive must provide written notice of termination for Good Reason to the Company within thirty (30) days after the event constituting Good Reason. The Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in Executive’s notice of termination. If the Company does not correct the act or failure to act, Executive must terminate his employment for Good Reason within thirty (30) days after the end of the cure period, in order for the termination to be considered a Good Reason termination.”

11. The Company’s address set forth in Section 10 of the Employment Agreement is hereby amended as follows:

“If to the Company, to:

Atlas America, Inc.

Westpointe Corporate Center One

1550 Coraopolis Heights Rd., 2nd Fl.

Moon Township, PA 15108”

12. A new Section 19 is hereby added to the Employment Agreement as follows:

“19.	Section 409A.

(a) Notwithstanding anything in this Agreement to the contrary, if Executive is a “specified employee” of a publicly traded corporation under section 409A of the Code and if payment of any amount under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to section 409A of the Code, payment of such amount shall be delayed as required by section 409A of the Code, and the accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six-month period. If Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death. A “specified employee” shall mean an employee who, during the twelve (12) month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Board. The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Board in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

(b) This Agreement is intended to comply with the requirements of section 409A of the Code or an exemption, and shall in all respects be administered in accordance with section 409A or an exemption. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A of the Code or an applicable exemption. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A. For purposes of section 409A of the Code, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”

IN WITNESS WHEREOF, the Company and Executive agree to the terms of the foregoing Amendment, effective as of the date set forth above.

ATLAS AMERICA, INC.

By:	/s/ Matt Jones

Its:	Chief Financial Officer

EXECUTIVE

/s/ Edward E. Cohen